EXHIBIT 7(F)

                          The News Corporation Limited
                          1211 Avenue of the Americas
                            New York, New York 10036




                                     September 27, 2000


Liberty Media Corporation
9197 South Peoria Street
Englewood, Colorado 80112

Gentlemen:

      This letter confirms the terms and conditions of our agreement and understanding regarding the transactions described in the Summary of Proposed Terms attached hereto (the "Summary" and together herewith, this "Letter"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Summary.

      Following the execution and delivery of this Letter, the parties shall negotiate in good faith and enter into definitive agreements (the "Definitive Agreements") with respect to the transactions contemplated by this Letter (the "Proposed Transactions"). The Definitive Agreements will include (a) the terms contained in the Summary, (b) mutually agreed representations and warranties, including, without limitation, (i) representations and warranties of Liberty relating to the Gemstar Stock and the DTH Interests being directly or indirectly transferred, including good and valid title and no liens or restrictions with respect to same (except as may be created by TNCL or SGN), and representations and warranties of Liberty with respect to the capital stock of LUVSG, LTVGIA and other subsidiaries of Liberty being directly or indirectly transferred, including that the same are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and liens and restrictions (except as may be created

                              Page 24 of 31 Pages
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Liberty Media Corporation
September 27, 2000
Page 2


by TNCL or SGN), (ii) similar representations and warranties of TNCL and SGN, as the case may be, with respect to the ADRs and SGN Stock, respectively, being issued, including that the same are duly authorized and, when issued in the applicable Proposed Transaction, will be validly issued, fully paid, nonassessable and free of preemptive rights and liens and restrictions not created by Liberty, (iii) representations and warranties of Liberty confirming that none of LUVSG, LTVGIA or any of the other subsidiaries of Liberty being directly or indirectly transferred to SGN, NPAL or any other affiliate of TNCL, have any assets other than Gemstar Shares or DTH Interests, as the case may be, or any liabilities other than pursuant to shareholder or investor agreements or the like related thereto to which TNCL or any of its affiliates are also party thereto, and (iv) a representation and warranty by SGN substantially to the same effect as the "10b-5 representation" made to the underwriters of the Qualified SGN IPO, and (c) covenants and conditions, including, without limitation, (x) the receipt of any waiver or approval, or the expiration of any time period, that may be required under applicable law or regulation, or under the requirements of any applicable stock exchange (including, without limitation, the Australian Stock Exchange), in order to consummate the Proposed Transactions, and (y) the receipt of any waiver or approval from any person (other than a party hereto or their respective affiliates) necessary for the applicable transfer of the DTH Interests in accordance with the Summary.

      Except as required by law or regulation or the requirements of applicable stock exchanges, no public disclosure or publicity concerning the subject matter hereof will be made without the approval of each of the parties hereto. The parties hereto will issue a joint press release upon the execution and delivery of this Letter.

                              Page 25 of 31 Pages
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Liberty Media Corporation
September 27, 2000
Page 3


      Each party hereto shall pay its own expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) in connection with the Proposed Transactions (whether or not consummated).

      Each party agrees to take all such actions as may be required to consummate the Proposed Transactions on the terms and conditions set forth in this Letter, including using commercially reasonable efforts to procure each required waiver, approval and expiration of time period. If, notwithstanding the foregoing, the NPAL/LUVSG Merger is not completed before June 22, 2001, then either party may terminate its obligations under this Letter, unless the reason the NPAL/LUVSG Merger was not completed was a breach by the party seeking to terminate.

      The parties will in good faith cooperate to prepare one or more Definitive Agreements to the extent necessary and appropriate to give effect to the provisions of this Letter, but the failure of the parties to execute and deliver such Definitive Agreement(s) will not affect the binding effect or enforceability of this Letter.

                              Page 26 of 31 Pages
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Liberty Media Corporation
September 27, 2000
Page 4


      Please indicate your agreement with the foregoing by signing a copy of this letter in the space provided and returning it to the undersigned.


                           Sincerely,

                           THE NEWS CORPORATION LIMITED



                                BBy:   /s/ Lawrence A. Jacobs
                                       ------------------------------
                                       Name:  Lawrence A. Jacobs
                                       Title: Senior Vice President


Accepted and Agreed:

LIBERTY MEDIA CORPORATION



By:   /s/ Charles Y. Tanabe
      ----------------------------
      Name:  Charles Y. Tanabe
      Title: Senior Vice President


                              Page 27 of 31 Pages
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                         TNCL/SGN/LIBERTY TRANSACTIONS
                           SUMMARY OF PROPOSED TERMS



A. Acquisition by NPAL of Gemstar Shares held by Liberty Subsidiaries
---------------------------------------------------------------------

1. News Publishing Australia Limited ("NPAL"), a subsidiary of The News Corporation Limited ("TNCL"), will acquire all of the 70,704,588 shares of the Common Stock, par value $.01 per share ("Gemstar Stock"), of Gemstar-TV Guide International, Inc. ("Gemstar") held by Liberty UVSG, Inc. ("LUVSG"), a subsidiary of Liberty Media Corporation ("Liberty"). Such acquisition will be effected through a tax-free forward subsidiary merger pursuant to which LUVSG will merge with and into NPAL (the "NPAL/LUVSG Merger"). The consideration for the Gemstar Stock acquired in the NPAL/LUVSG Merger will be American Depository Receipts ("ADRs") representing Preferred Limited Voting Ordinary Shares of TNCL. Liberty will receive 1.7179 ADRs in exchange for each share of Gemstar Stock held by LUVSG.

2. Upon completion of the NPAL/LUVSG Merger, Liberty will agree, solely for the benefit of TNCL and its controlled affiliates, to continue to be subject to the non-compete obligations described in the Stockholders' Agreement, dated as of October 4, 1999, by and among TNCL, Liberty, Henry C. Yuen and Gemstar International Group Limited (the "Stockholders' Agreement"), until the expiration of such obligations in accordance with their terms, but determined as if the Liberty Designees (as defined in the Stockholders' Agreement) continued to serve on Gemstar's Board of Directors after the Closing Date. Upon completion of the NPAL/LUVSG Merger, Liberty shall assign to TNCL all of its rights under the Stockholders' Agreement, and, in connection therewith, Liberty and TNCL shall cause persons designated by TNCL to replace the Liberty Designees on Gemstar's Board of Directors.

B.  Acquisition by SGN of Gemstar Shares and Interests in the Latin American DTH
    ----------------------------------------------------------------------------
    Platform Businesses held by Liberty Subsidiaries
    ------------------------------------------------

1. Subject to consummation of the NPAL/LUVSG Merger, Sky Global Networks, Inc. ("SGN") will acquire all of the 16,761,150 shares of Gemstar Stock held by Liberty TVGIA, Inc. ("LTVGIA"), a subsidiary of Liberty. Such acquisition will be effected through a tax-free merger of LTVGIA into a subsidiary of SGN, or through some other mutually agreeable transaction (the "SGN/LTVGIA Transaction"). The consideration for the Gemstar Stock acquired in the SGN/LTVGIA Transaction will be shares of Class A Common Stock, par value $.01 per share ("SGN Stock") of SGN.

2. Subject to the consummation of an initial public offering of SGN Stock in which the gross proceeds from the sale of SGN Stock is not less than $1 billion, excluding proceeds of the sale to Liberty contemplated hereby (a "Qualified SGN IPO"), SGN will acquire Liberty's 10% interest in each of Innova S. de R.L., Sky Multi-County Partners, NetSat Servicos Ltda, DTH Techo Partners and Sky Latin

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    America Partners (collectively, the "DTH Interests"). The acquisition of the
    DTH Interests will be effected through tax-free (for U.S. federal income tax purposes) mergers of subsidiaries of SGN with U.S. "C" corporation subsidiaries of Liberty (that directly or indirectly hold the DTH
    Interests), or through some other mutually agreeable transaction (collectively, the "SGN/DTH Transaction"), it being agreed that the parties will use reasonable best efforts to effect the SGN/DTH Transaction in such a manner that it will be tax-free under foreign tax laws. The consideration for the DTH Interests acquired in the SGN/DTH Transaction will be shares of SGN Stock. In connection with the closing of the SGN/DTH Transaction, TNCL will cause one or more of its affiliates to reimburse Liberty for any and all mandatory cash contributions made by Liberty's affiliates in respect of the DTH Interests between the date of this Letter and the date of the closing of the SGN/DTH Transaction, together with interest on each such contribution from the date thereof to the date of payment at the rate of 8% per annum.

3. The closing of the SGN/LTVGIA Transaction and the SGN/DTH Transaction (collectively, the "SGN Closing") will be subject to and will occur concurrently with the consummation of a Qualified SGN IPO. TNCL agrees that at the SGN Closing, the assets and liabilities of SGN (the "Base Assets and Liabilities") will consist of: (a) the assets and liabilities (excluding liabilities due to or preferred stock held by TNCL or any of its subsidiaries) set forth in the registration statement on Form S-1 of SGN (Registration No. 333-39672) filed June 20, 2000 (the "S-1"), including Star Television Limited; (b) indebtedness for borrowed money and preferred stock (valued at its liquidation value), including indebtedness due to or preferred stock held by TNCL or any of its subsidiaries, equal to $3 billion (which indebtedness and preferred stock will be on reasonable arms-length terms); (c) the assets to be acquired from Liberty pursuant to the NPAL/LUVSG Merger (which will be owned, directly or indirectly, by SGN), the SGN/LTVGIA Transaction and the SGN/DTH Transaction[; and (d) any assets received by SGN in connection with a transaction in which the Base Percentage (as defined in paragraph 6 hereof) is adjusted in accordance with paragraph 6 hereof].

4. As between Liberty and its affiliates, on the one hand, and TNCL, SGN and their affiliates on the other hand, at the time of the closing of the SGN/DTH Transaction, [TNCL and Liberty and their respective affiliates will cease to be bound by or subject to any channel put agreements referred to in any of the agreements relating to the entities in which the DTH Interests are held,] and Liberty and its affiliates will cease to be bound by or subject to any of the non-compete, must carry or program service supply obligations referred to in any of the agreements relating to the entities in which the DTH Interests are held.

5. Subject to adjustment as set forth below, at the SGN Closing, Liberty will receive shares of SGN Stock representing 4.76% of SGN's common equity on a fully-diluted basis (not including options to be issued to employees prior to the Qualified SGN IPO) (the "Base Percentage").

                              Page 29 of 31 Pages
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6.  If between the date hereof and the SGN Closing, SGN issues shares of SGN
    Stock (a "Dilutive Equity Issue") other than pursuant to the capitalization of SGN with the Base Assets and Liabilities, the Base Percentage shall be adjusted as follows:

    a. For each Dilutive Equity Issue, the Base Percentage shall be adjusted in accordance with the following formula:

        adjusted Base Percentage = current Base Percentage -
                                  (current Base Percentage x P),
                                   where

        P = the percentage interest of SGN issued [(on a post-issuance basis)] in the Dilutive Equity Issue (on a fully diluted basis, not including options to be issued to employees prior to the Qualified SGN IPO)

    b. Adjustments of the Base Percentage shall be made successively for all Dilutive Equity Issues consummated by SGN between the date hereof and the effective date of the SGN Closing.

    c. Notwithstanding anything to the contrary set forth herein, TNCL agrees that prior to the consummation of a Qualified SGN IPO, SGN will not issue or agree to issue shares of SGN Stock (or securities convertible into or exercisable or exchangeable for shares of SGN Stock, other than employee stock options) (i) to TNCL or any of its affiliates or (ii) to any other person or entity unless the [economic] [pricing] terms of the transaction with such unaffiliated acquiror of such shares or securities are no more favorable to the acquiror than those applicable to Liberty's acquisition of SGN Stock at the SGN Closing.

7. If the aggregate amount of indebtedness for borrowed money and preferred stock of SGN as of the effective date of the SGN Closing is more or less than $3 billion, TNCL and Liberty shall agree to a reasonable adjustment in the Base Percentage to reflect the increase or decrease in the value of SGN in light of such reduced or increased indebtedness.

C.  Backup LTVGIA Transaction
-----------------------------

    If a Qualified SGN IPO does not occur by the date that is 14 months after the date of the letter of which this Summary is a part (the "Letter"), (i) neither Liberty nor SGN shall be under any obligation to consummate the SGN/DTH Transaction, and (ii) Liberty and TNCL will effect a transaction (the "Backup LTVGIA Transaction") in which Liberty will receive 1.7179 ADRs for each share of Gemstar Stock held by LTVGIA. The Backup LTVGIA Transaction will be effected through a tax-free forward subsidiary merger of LTVGIA with and into NPAL.

D.  Investment by Liberty of $500 million in SGN in exchange for SGN Stock
--------------------------------------------------------------------------

1. Subject to the condition that the NPAL/LUVSG Merger has been consummated, prior to the closing of a Qualified SGN IPO, Liberty will purchase from SGN shares of SGN Stock for an aggregate purchase price of $500,000,000 (the "SGN

                              Page 30 of 31 Pages
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    Investment Transaction"). The number of shares of SGN Stock that Liberty will receive for the consideration paid in the SGN Investment Transaction will be determined by dividing $500,000,000 by the price per share that SGN Stock is offered to the public in a Qualified SGN IPO.

2. If a Qualified SGN IPO does not occur by the date that is 9 months after the date of the Letter, neither Liberty nor SGN shall be under any obligation to consummate the SGN Investment Transaction.

E.  Lock-Ups and Registration Rights
------------------------------------

1. Liberty will agree to a two year lock-up agreement with respect to the ADRs received by it and a one year lock-up agreement with respect to the shares of SGN Stock received by it. Such lock-up agreements will prohibit any transaction (including a derivative transaction) relating to the ADRs or the SGN Stock, provided that, as to 25% of the ADRs, derivative transactions will be permitted on the same terms as are permitted under the Registration and Lock-Up Agreement dated as of July 15, 1999 between TNCL and Liberty (the "Sports Net Agreement"), commencing 12 months after the closing of the NPAL/LUVSG Merger.

    Liberty will also agree to enter into customary lock-up agreements with respect to such ADRs and shares of SGN Stock at the request of any managing underwriters engaged in connection with a public offering of securities for TNCL or SGN; provided that in no event will any lock-up period applicable to Liberty under such agreements exceed 90 days or, if shorter, the shortest lock-up period applicable to TNCL or SGN or any of the principal stockholders of TNCL or SGN, as applicable.

2. Subject to such lock-up agreements, (i) TNCL shall grant Liberty registration rights with respect to the ADRs pursuant to a registration rights agreement (the "TNCL Registration Rights Agreement") with terms that are substantially the same as those set forth in the Sports Net Agreement, and (ii) SGN shall grant Liberty registration rights with respect to the shares of SGN Stock pursuant to a registration rights agreement with substantially equivalent terms to the TNCL Registration Rights Agreement.


                              Page 31 of 31 Pages